Exhibit 10.1

Supplement to Exhibit A to the
Membership Interest Purchase Agreement, dated as of August 14, 2009.

Exhibit — A
Earnout Formula

A four year earn-out covering earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Company (which includes all business and activities of the Company including, without limitation, all business and activities which may be transferred from the Company to another entity or which are otherwise conducted in another entity) for each Earnout Year) EBITDA for each Earnout Year shall be computed in accordance with generally accepted accounting principles consistently applied and interpreted except that (i) amortization shall not include any amortization attributable to software developed by the Company or otherwise in any Earnout Year, and (ii) no deduction shall be made for overhead, management or similar charges except to the extent agreed to in writing by Sole Member prior to such expense being incurred. A loss or negative EBITDA for one Earnout Year shall not reduce or otherwise affect EBITDA in another Earnout Year. EBITDA exceeding $1.4 Million for each of the four measurement years shall be considered Qualifying Profits. 67% of Qualifying Profits shall be considered Achieved Earnout in each of the first three Earnout Years and 50% of Qualifying Profits shall be considered Achieved Earnout for the final or fourth Earnout Year. WidePoint shall pay the amount of the Achieved Earnout to Sole Member in accordance with Section 1.4 of the Membership Interest Purchase Agreement.

For example, if EBITDA (adjusted in accordance with the provisions above) for the 2008 calendar year is $2,000,000 then WidePoint shall pay the sole member $402,000 (i.e., 67% x ($2,000,000 — $1,400,000)) of which $202,000 shall be paid in cash and $202,000 shall be payable in the form of 202,000 privately issued shares of WidePoint.

In discussions during the course of calendar year 2009, culminating in the execution of this Supplement to Exhibit A dated as of August 14, 2009, the parties to the Agreement resolved that EBITDA would include Interest Income net of Interest Expense from Cash Balances exceeding $1.4 Million for each of the measurement years. The parties further resolved that the adjustment to EBITDA would consist of a specific set amount for each of the 2009, 2010, and 2011 Earnout Years, and that such amounts would be considered additional Qualifying Profit above and beyond that calculated in the first two paragraphs of this Exhibit. The specific set amounts are $100,000 for 2009, $100,000 for 2010, and $150,000 for 2011. All other provisions and calculations of this Exhibit and the Earnout Formula shall remain unchanged.

WIDEPOINT CORPORATION	iSYS, LLC
By: /s/ Steve Komar	By: /s/ Jin Kang
Name: Steve Komar	Name: Jin Kang
Title: CEO	Title: President
/s/ Jin Kang
Jin Kang, Individually
(former Sole Member of iSYS, LLC)